Exhibit 99.1

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy, L.P. Completes Acquisition of Natural Gas Storage Facility in New York State

Kansas City, MO (August 9, 2005)—Inergy, L.P. (NASDAQ:NRGY) announced today that it has completed the previously announced acquisition of the membership interests of the entities that own the Stagecoach natural gas storage facility located in Tioga County, New York, for approximately $205 million.

In addition to the approximate $205 million purchase price for the in-service Stagecoach facility, Inergy, L.P. has purchased the rights to the Phase II expansion project of Stagecoach for $25 million. The Phase II expansion is expected to add approximately 13 Bcf of additional working gas capacity. In connection with the financing of the Phase II expansion rights, Inergy Holdings, L.P. (NASDAQ:NRGP) has purchased for cash 769,941 Special Units from Inergy, L.P. that, while not entitled to a current cash distribution, are convertible to Inergy, L.P. common units upon the Phase II expansion becoming commercially operational.

As previously announced, Inergy, L.P. expects EBITDA from its new operations to be approximately $20 million in fiscal year 2006, increasing to approximately $40 to $45 million in fiscal year 2008 which is expected to be the first full year of commercial operations for the Phase II expansion. Upon completion of the Phase II expansion, Inergy expects total invested capital in Stagecoach to be approximately $350 million.

Inergy, L.P., headquartered in Kansas City, Missouri, is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, the company serves over 600,000 retail customers from approximately 280 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the acquisition will be immediately accretive on a distributable cash flow per unit basis, that the EBITDA from operation of the Stagecoach facility will be approximately $20 million in fiscal year 2006 and increases to approximately $40 to $45 million in fiscal year 2008, that the phase II expansion will be approximately 13 Bcf of additional working gas capacity, and that the first full year of commercial operations for the Phase II expansion will be fiscal year 2008. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the demand for high deliverability natural gas storage capacity in the Northeast, the general level of petroleum product demand and the availability of supplies, our ability to successfully implement our business plan for the Stagecoach facility, whether necessary regulatory approvals will be obtained, whether the Phase II expansion will become commercially operational, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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